Exhibit 4.2

Execution Version

FIRST INTERNET BANCORP

FIRST SUPPLEMENTAL INDENTURE

dated as of September 30, 2016

to the Subordinated Indenture

dated as of September 30, 2016

6.0% Fixed-to-Floating Rate Subordinated Notes due 2026

U.S. Bank National Association, as Trustee

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of September 30, 2016 between FIRST INTERNET BANCORP, an Indiana corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as trustee (“Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have executed and delivered a Subordinated Indenture, dated as of the date hereof (the “Base Indenture” and as supplemented by this First Supplemental Indenture and further supplemented from time to time, the “Indenture”), to provide for the issuance from time to time by the Company of its unsecured subordinated indebtedness to be issued in one or more series as provided in the Indenture;

WHEREAS, the issuance and sale of Twenty Five Million Dollars ($25,000,000) aggregate principal amount of a new series of Securities of the Company designated as its 6.0% Fixed-to-Floating Rate Subordinated Notes due 2026 (the “2026 Notes”) have been authorized by resolutions adopted by the Board of Directors of the Company;

WHEREAS, the Company desires to issue and sell Twenty Five Million Dollars ($25,000,000) aggregate principal amount of the 2026 Notes as of the date hereof;

WHEREAS, the Company desires to establish the terms of the 2026 Notes;

WHEREAS, all things necessary to make this First Supplemental Indenture a legal and binding supplement to the Base Indenture in accordance with its terms and the terms of the Base Indenture have been done;

WHEREAS, the Company has complied with all conditions precedent provided for in the Base Indenture relating to this First Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the 2026 Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the 2026 Notes, as follows:

ARTICLE I
SCOPE OF FIRST SUPPLEMENTAL INDENTURE

Section 1.01.                          Scope. This First Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by the First Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this First Supplemental Indenture shall only apply to the 2026 Notes.

ARTICLE II
DEFINITIONS

Section 2.01.                          Definitions and Other Provisions of General Application. For all purposes of this First Supplemental Indenture unless otherwise specified herein:

(a)                                 all terms used in this First Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture;

(b)                                 the provisions of general application stated in Sections 10.1 through 10.14 of the Base Indenture shall apply to this First Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this First Supplemental Indenture;

(c)                                  Section 1.1 of the Base Indenture is amended and supplemented, solely with respect to the 2026 Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“Calculation Agent” has the meaning ascribed in Section 3.02(e)(iv).

“Designated LIBOR Page” means the display on Bloomberg Page BBAM1 (or any successor or substitute page of such service or any successor to such service selected by the Company), for the purpose of displaying the London interbank rates for U.S. dollars.

“DTC” has the meaning provided in Section 3.02(g).

“Federal Reserve” has the meaning provided in the definition of “Tier 2 Capital Event.”

“Fixed Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(i).

“Fixed Rate Period” has the meaning provided in Section 3.02(e)(i).

“Fixed Rate Regular Record Date” has the meaning provided in Section 3.02(e)(i).

“Floating Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(ii).

“Floating Rate Period” has the meaning provided in Section 3.02(e)(ii).

“Floating Rate Regular Record Date” has the meaning provided in Section 3.02(e)(ii).

“Interest Payment Date” has the meaning provided in Section 3.02(e)(ii).

“Issue Date” means September 30, 2016.

“London Banking Day” means any day on which commercial banks are open for business (including dealing in U.S. dollars) in London.

“Representative Amount” has the meaning provided in the definition of “Three-Month LIBOR.”

“Reset Rate Determination Date” means the second London Banking Day immediately preceding the first day of each applicable interest period commencing on the first Floating Rate Interest Payment Date.

“Tax Event” shall mean the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change becomes effective or which pronouncement or decision is announced on or after the date of original issuance of the 2026 Notes, there is more than an insubstantial risk that the interest payable by the Company on the 2026 Notes is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Tier 2 Capital Event” shall mean the Company’s good faith determination that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the 2026 Notes, in each case, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as Tier 2 Capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable for so long as any Note is outstanding.

“Three-Month LIBOR” means, for any interest period, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the Reset Rate Determination Date related to such interest period. If such rate does not appear on such page at such time, then the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, selected by the Company for this purpose and whose names and contact information will be provided by the Company to the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a m., London time, on such Reset Rate Determination Date and in a principal amount equal to an amount for a single transaction in U.S. dollars in the relevant market at the relevant time as determined by the Company and provided to the Calculation Agent (a “Representative Amount”). If at least two such quotations are so provided, Three-Month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in the City of New York selected by the Company for this purpose and whose names and contact information will be provided by the Company to the

Calculation Agent, to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a m., New York City time, on such Reset Rate Determination Date and in a Representative Amount. If at least two such rates are so provided, Three-Month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then Three-Month LIBOR for the interest period related to such Reset Rate Determination Date will be set to equal the Three-Month LIBOR for the immediately preceding interest period or, in the case of the interest period commencing on the first Floating Rate Interest Payment Date, the coupon rate will be 6.0%. All percentages used in or resulting from any calculation of Three-Month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Notwithstanding the foregoing, in the event that Three-Month LIBOR as determined in accordance with this definition is less than zero, Three-Month LIBOR for such interest period shall be deemed to be zero.

(d)                                 Section 1.1 of the Base Indenture is amended and supplemented, solely with respect to the 2026 Notes, by replacing the corresponding defined term in the Base Indenture with the following defined terms:

“Senior Indebtedness” means: (i) the principal and any premium or interest for money borrowed or purchased by the Company; (ii) the principal and any premium or interest for money borrowed or purchased by another Person and guaranteed by the Company; (iii) any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar instrument or agreement; (iv) any obligations to general and trade creditors; (v) any obligation arising from direct credit substitutes; (vi) any obligation associated with derivative products such as interest rate and currency rate exchange contracts or any similar arrangements, unless the instrument by which the Company incurred, assumed, or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of the Company; and (vii) all obligations of the type referred to in clauses (i) through (vi) above of other persons or entities for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States; in each case, whether outstanding on the date this Subordinated Indenture becomes effective, or created, assumed or incurred after that date. Senior Indebtedness excludes any indebtedness that: (a) expressly states that it is junior to, or ranks equally in right of payment with, the 2026 Notes; or (b) is identified as junior to, or equal in right of payment with, the 2026 Notes in any Board Resolution establishing such series of Securities or in any supplemental indenture. Notwithstanding the foregoing, and for the avoidance of doubt, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in this definition will have the meaning as described in that rule or interpretation.

ARTICLE III
FORM AND TERMS OF THE 2026 NOTES

Section 3.01.                          Form and Dating.

(a)                                 The 2026 Notes shall be substantially in the form of Exhibit A attached hereto. The 2026 Notes shall be executed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President or one of its Executive Vice Presidents, attested by its Secretary or one of its Assistant Secretaries. The 2026 Notes may have a legend or legends or endorsements as may be required to comply with any law or with any rules of any securities exchange or usage. The 2026 Notes shall be dated the date of their authentication.

(b)                                 The terms contained in the 2026 Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this First Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02.                          Terms of the 2026 Notes. The following terms relating to the 2026 Notes are hereby established:

(a)                                 Title. The 2026 Notes shall constitute a series of Securities having the title “First Internet Bancorp 6.0% Fixed-to-Floating Rate Subordinated Notes due 2026” and the CUSIP number 320557 200.

(b)                                 Principal Amount. The aggregate principal amount of the 2026 Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be Twenty Five Million Dollars ($25,000,000) on the Issue Date. Provided that no Event of Default has occurred and is continuing with respect to the 2026 Notes, the Company may, without notice to or the consent of the Holders, create and issue additional Securities having the same terms as, and ranking equally and ratably with, the 2026 Notes in all respects and so that such additional 2026 Notes will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the 2026 Notes initially issued, provided that such additional 2026 Notes are fungible for U.S. federal income tax purposes with the 2026 Notes.

(c)                                  Person to Whom Interest is Payable. Interest payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name the 2026 Notes are registered for such interest at the close of business on the 15th day of the month immediately preceding the applicable Interest Payment Date, whether or not such day is a Business Day. Any such interest which is payable, but not so punctually paid or duly provided for on any Interest Payment Date shall cease to be payable to the Holder on such relevant record date by virtue of having been a Holder on such date, and such defaulted interest may be paid by the Company to the person in whose name the 2026 Note is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to Holders of 2026 Notes of this series not less than 10 days prior to such special record date that complies with Section 2.13 of the Base Indenture, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the 2026 Notes may be listed and upon such notice as may be required by such exchange and in compliance with the Base Indenture.

(d)                                 Maturity Date. The entire outstanding Principal of the 2026 Notes shall be payable on September 30, 2026 (the “Maturity Date”).

(e)                                  Interest.

(i)                                     The 2026 Notes will bear interest at a fixed rate of 6.0% per annum from and including September 30, 2016 to, but excluding, September 30, 2021 (the “Fixed Rate Period”). Interest accrued on the 2026 Notes during the Fixed Rate Period will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, commencing on December 30, 2016 (each such date a “Fixed Rate Interest Payment Date”). The interest payable during the Fixed Rate Period will be paid to each holder in whose name a 2026 Note is registered for such interest at the close of business on the 15th day (whether or not a Business Day) of the month immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”).

(ii)                                  The 2026 Notes will bear a floating interest rate from and including September 30, 2021 to the Maturity Date or Redemption Date (the “Floating Rate Period”). The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period shall be equal to Three-Month LIBOR plus 4.85%. During the Floating Rate Period, interest on the 2026 Notes will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year commencing on December 30, 2021 through the Maturity Date or Redemption Date (each such date, a “Floating Rate Interest Payment Date”, together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business for such interest on the 15th day (whether or not a Business Day) of the month immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”).

(iii)                               The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding September 30, 2021, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any scheduled Interest Payment Date for the 2026 Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(iv)                              The Company agrees that for so long as any of the 2026 Notes are outstanding there will at all times be an agent appointed to calculate Three-Month LIBOR in respect of each Floating Rate Period (the “Calculation Agent”). The calculation of Three-Month LIBOR for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Company hereby appoints U.S. Bank National Association, as Calculation Agent for the purposes of determining Three-Month LIBOR for each Floating Interest Period and U.S. Bank National Association accepts the appointment. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent, which does not control or is not controlled by or under common control with the Company or its Affiliates. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee with respect to such series. The Calculation Agent’s calculation of the amount of any interest payable after the first Reset Rate Determination Date will be maintained on file at the Calculation Agent’s principal offices.

(f)                                   Place of Payment of Principal and Interest. So long as the 2026 Notes shall be issued in global form, the Company shall make, or cause the Paying Agent to make, all payments of principal and interest on the 2026 Notes by wire transfer in immediately available funds to the Depository or its nominee, in accordance with applicable procedures of the Depository. If the 2026 Notes are not in global form, the Company, may, at its option, make, or cause the Paying Agent to make, payments of principal and interest on the 2026 Notes by check mailed to the address of the person specified for payment in accordance with Section 3.02(e)(i) and (e)(ii). A global security with respect to the 2026 Notes shall be exchangeable for physical securities of such series only if:

•                                          The U.S. Depository is at any time unwilling or unable or ineligible to continue as a depository or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within 90 days of the date the Company is so notified in writing;

•                                          The Company executes and delivers to the Trustee a Company Order to the effect that such global securities shall be so exchangeable (and the Trustee consents thereto); or

•                                          An Event of Default has occurred and is continuing with respect to the global securities and a Holder requests such exchange.

(g)                                  Redemption. The 2026 Notes shall be redeemable, in each case, in whole or in part from time to time, at the option of the Company prior to the Maturity Date beginning with the Interest Payment Date on September 30, 2021, and on any Interest Payment Date

thereafter subject to obtaining the prior approval of the Federal Reserve to the extent such approval is required under the rules of the Federal Reserve. The 2026 Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may, at its option, redeem the 2026 Notes before the Maturity Date in whole but not in part from time to time, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued but unpaid interest to, but excluding, the redemption date fixed by the Company. The provisions of Article III of the Base Indenture shall apply to any redemption of the 2026 Notes pursuant to this Article 3. Any partial redemption will be made in accordance with The Depository Trust Company’s (“DTC”) applicable procedures among all of the Holders of the 2026 Notes. If any 2026 Note is to be redeemed in part only, the notice of redemption relating to such 2026 Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed. The 2026 Notes are not subject to redemption or prepayment at the option of the Holders.

(h)                                 Sinking Fund. There shall be no sinking fund for the 2026 Notes.

(i)                                     Denomination. The 2026 Notes and any beneficial interest in the 2026 Notes shall be in minimum denominations of $25 and integral multiples of $25 in excess thereof.

(j)                                    Currency of the 2026 Notes. The 2026 Notes shall be denominated, and payment of principal and interest of the 2026 Notes shall be payable in, the currency of the United States of America.

(k)                                 Acceleration. Neither the Trustee nor the Holders of the 2026 Notes shall have the right to accelerate the maturity of the 2026 Notes unless there is an Event of Default specified under clause (e), (f) or (h) of Section 6.1 (as amended herein) of the Base Indenture. If an Event of Default specified in clause (e), (f) or (h) of Section 6.1 (as amended herein) of the Base Indenture occurs, then the principal amount of all of the outstanding 2026 Notes, including any accrued and unpaid interest on the 2026 Notes and premium, if any, shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or the Holders of the 2026 Notes in accordance with the provisions of Section 6.2 of the Base Indenture.

(l)                                     Stated Maturity. The principal of the 2026 Notes shall be payable on the Maturity Date, subject to acceleration as provided under the Indenture.

(m)                             Registered Form. The 2026 Notes shall be issuable as registered global Securities, and the U.S. Depository for the 2026 Notes shall be the DTC or any successor U.S. Depository appointed by the Company within 90 days of the termination of services of DTC (or any successor to DTC). Sections 2.11 and 2.13 of the Base Indenture shall apply to the 2026 Notes.

(n)                                 Events of Default. The Events of Default provided for in Section 6.1 of the Base Indenture shall apply to the 2026 Notes, provided that:

(i)                                     the text of clause (b) of Section 6.1 of the Base Indenture shall be substituted with the following:

“(b) default in the payment of the principal on the 2026 Notes or any Additional Amounts with respect thereto when it becomes due and payable (whether at Stated Maturity or by declaration of acceleration, call for redemption or otherwise);”;

(ii)                                  the text of clause (c) of Section 6.1 of the Base Indenture is deleted and replaced with the word “Reserved”;

(iii)                               the text of clause (d) of Section 6.1 of the Base Indenture shall be substituted with the following:

“(d) default in the performance or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty for which the consequences of nonperformance or breach are addressed elsewhere in this Section 6.1 and other than a covenant or warranty that has been included in the Indenture solely for the benefit of Series of Securities other than the 2026 Notes), and the continuance of such default or breach (without such default or breach having been waived in accordance with the provisions of the Indenture) uncured for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25.0% in principal amount of the outstanding 2026 Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;”;

(iv)                              the text of clause (e) of Section 6.1 of the Base Indenture shall be substituted with the following:

“(e) The Company shall consent to the appointment of a Custodian in any receivership, insolvency, liquidation or similar proceeding with respect to the Company;”;

(v)                                 the text of clause (f) of Section 6.1 of the Base Indenture shall be substituted with the following:

“(f) A court having jurisdiction in the premises shall enter a decree or order for the appointment of a Custodian in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;”; and

(vi)                              a new clause (h), reading in its entirety as follows, shall be inserted:

“(h) in the event of an appointment of a Custodian for the Company’s principal banking subsidiary, First Internet Bank, and such appointment shall not have been rescinded for a period of 60 consecutive days from the date thereof.”.

(o)                                 Acceleration of Maturity, Rescission and Annulment. Section 6.2 of the Base Indenture shall apply to the 2026 Notes, except that the first paragraph thereof shall be substituted with the following:

“If an Event of Default specified in Sections 6.1(e), 6.1(f) or 6.1(h) occurs, the principal amount of all the 2026 Notes, together with accrued and unpaid interest and premium, if any, thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. The Maturity of the 2026 Notes shall not otherwise be accelerated as a result of an Event of Default.”

(p)                                 Ranking. The 2026 Notes shall rank junior to and shall be subordinated to all Senior Indebtedness of the Company, whether existing as of the date of this First Supplemental Indenture, or hereafter issued, assumed or incurred, including all indebtedness relating to money owed to general creditors and trade creditors. The 2026 Notes shall rank equally with all other unsecured subordinated indebtedness of the Company, including the subordinated indebtedness incurred by the Company pursuant to (i) that certain Subordinated Debenture Purchase Agreement, dated as of June 28, 2013, between the Company and Community Bancapital, L.P. and (ii) that certain Subordinated Loan Agreement, dated as of September 30, 2015, between the Company and Community Funding CLO, Ltd. Subject to the terms of the Base Indenture, if the Trustee or any holder of any of the 2026 Notes receives any payment or distribution of the Company’s assets in contravention of the subordination provisions applicable to the 2026 Notes before all Senior Indebtedness is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the 2026 Notes, then such payment or distribution will be held in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of Senior Indebtedness of all unpaid Senior Indebtedness.

(q)                                 No Collateral. The 2026 Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

(r)                                    Additional Terms. Other terms applicable to the 2026 Notes are as otherwise provided for in the Base Indenture, as supplemented by this First Supplemental Indenture.

ARTICLE IV
SUPPLEMENTAL INDENTURES

Section 4.01.                          Supplemental Indentures. The following paragraph shall be added to the end of Section 9.2 of the Base Indenture and shall only apply to the 2026 Notes:

“Not in limitation of the foregoing, without the consent of any Holder of 2026 Notes, the Company and the Trustee may amend or supplement the Indenture or the 2026 Notes to conform the terms of the Indenture and the 2026 Notes to the description of the 2026 Notes in the prospectus supplement dated September 27, 2016 relating to the offering of the 2026 Notes.”

ARTICLE V
MISCELLANEOUS

Section 5.01.                          Trust Indenture Act. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this First Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such act to be a part of and govern this First Supplemental Indenture, the latter provision shall control.

Section 5.02.                          GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS FIRST SUPPLEMENTAL INDENTURE AND THE 2026 NOTES.

Section 5.03.                          Duplicate Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 5.04.                          Severability. In case any provision in this First Supplemental Indenture or the 2026 Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.05.                          Ratification. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this First Supplemental Indenture.

Section 5.06.                          Effectiveness. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 5.07.                          Successors. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 5.08.                          Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or interest on any 2026 Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor Person; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issue of the 2026 Notes.

Section 5.09.                          Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture, the 2026 Notes, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

Section 5.10.                          USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee with such information as they may request in order to satisfy the requirements of the USA PATRIOT Act.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

FIRST INTERNET BANCORP

		By:	/s/ David B. Becker
		Name:	David B. Becker
		Title:	President and Chief Executive Officer

Attest

By:	/s/ Kenneth J. Lovik
Name:	Kenneth J. Lovik
Title:	SVP and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as trustee

		By:	/s/ Richard Prokosch
		Name:	Richard Prokosch
		Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (I) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR (II) BY A NOMINEE OF THE DEPOSITARY OR THE DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

FIRST INTERNET BANCORP

6.0% Fixed-to-Floating Rate Subordinated Notes due 2026

No. 1 $25,000,000	CUSIP: 320557 200 ISIN: US3205572007

First Internet Bancorp, an Indiana corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of $25,000,000 (or such other amount as set forth in the Schedule of Increases or Decreases in Global Note attached hereto) on September 30, 2026 (such date is hereinafter referred to as the “Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from, and including, September 30, 2016, to, but excluding, September 30, 2021, unless redeemed prior to such date, at a rate of 6.0% per annum, quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, commencing December 30, 2016 (each such date, a “Fixed Rate Interest Payment Date,” with the period from, and including, September 30, 2016 to, but excluding, the first Fixed Rate Interest Payment Date and each successive period from, and including, a Fixed Rate Interest Payment Date to, but excluding, the next Fixed Rate Interest Payment Date being a “Fixed Rate Period”) and (ii) from, and including, September 30, 2021 to, but excluding, the Stated Maturity Date, unless redeemed subsequent to September 30, 2021 but prior to the Stated Maturity Date, at a rate equal to Three-month LIBOR, reset quarterly, plus 485 basis points (4.85%), payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year through the Stated Maturity Date or earlier redemption date (each, a “Floating Rate Interest Payment Date,” and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates,” with the period from, and including, September 30, 2021 to, but excluding, the first Floating Rate Interest Payment Date and each successive period from, and including a Floating Rate Interest Payment Date to, but excluding, the next Floating Rate Interest Payment Date being a “Floating Rate Period”). The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding September 30, 2021, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any scheduled Interest Payment Date for this Note falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day. All percentages used in or resulting from any calculation of Three-month LIBOR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

Any principal and premium, and any such installment of interest, which is overdue shall bear interest at the applicable rate set forth in the previous paragraph (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the 15th day of the month (whether or not a Business Day) immediately preceding such Interest Payment Date.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose, which shall initially be the Corporate Trust Office of the Trustee, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

FIRST INTERNET BANCORP

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

FIRST INTERNET BANCORP

6.0% Fixed-to-Floating Rate Subordinated Notes due 2026

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the “6.0% Fixed-to-Floating Rate Subordinated Notes due 2026” (herein called the “Notes”) initially issued in an aggregate principal amount of $25,000,000 on September 30, 2016. Such series of Securities has been established pursuant to, and is one of an indefinite number of series of subordinated debt securities of the Company issued or issuable under and pursuant to the Indenture, dated as of September 30, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee), as supplemented and amended by the First Supplemental Indenture between the Company and the Trustee, dated as of September 30, 2016 (the “First Supplemental Indenture,” and the Base Indenture as supplemented and amended by the First Supplemental Indenture, the “Indenture”), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Persons in whose names Notes are registered from time to time and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and those set forth in this Note. To the extent that the terms, conditions and provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern to the extent that such terms, conditions and other provisions of this Note are not inconsistent with the terms, conditions and provisions made part of the Indenture by reference to the Trust Indenture Act.

All capitalized terms used in this Note and not defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent that any capitalized term used in this Note and defined herein is also defined in the Indenture but conflicts with the definition provided in the Indenture, the definition of the capitalized term in this Note shall control.

The indebtedness of the Company evidenced by the Notes, including the principal thereof, premium, if any, Additional Amounts, if any, and interest thereon, is, to the extent and in the manner set forth in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date hereof or hereafter incurred, and on the terms and subject to the terms and conditions set forth in the Indenture, and shall rank pari passu in right of payment with all other Securities and with all other unsecured subordinated indebtedness of the Company and not by its terms subordinate and subject in right of payment to the prior payment in full of debentures, notes, bonds or other evidences of indebtedness of types that include the Notes. Each Holder of this Note, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

The Notes are intended to be treated as Tier 2 capital (or its then-equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) (the “Federal Reserve Board”) as then in effect and applicable to the Company. If an Event of Default with respect to Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Article VI of the Base Indenture and Section 3.02(k) and (o) of the First Supplemental Indenture. Accordingly, the Holder of this Note has no right to accelerate the maturity of this Note in the event that the Company fails to pay principal of or interest or Additional Amounts on any of the Notes, or fails to perform any other covenant, warranty or other obligations under the Notes or in the Indenture that are applicable to the Notes.

The Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued but unpaid interest (the “Redemption Price”) to but excluding, the date of redemption (the “Redemption Date”), on any Interest Payment Date on or after September 30, 2021. The Company may also, at its option, redeem the Notes before the Stated Maturity Date, in whole, but not in part, at any time, upon the occurrence of a Tier 2 Capital Event, a Tax Event or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a redemption price equal to the Redemption Price to, but excluding, the Redemption Date fixed by the Company. No redemption of the Notes by the Company prior to the Stated Maturity Date shall be made without the prior approval of the Federal Reserve Board if such prior approval is or will be required at the scheduled Redemption Date. The provisions of Article III of the Base Indenture and Section 3.02(g) of the First Supplemental Indenture shall apply to the redemption of any Notes by the Company.

The Notes are not entitled to the benefit of any sinking fund. The Notes are not convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register described in Section 2.7 of the Base Indenture, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $25 and any integral multiples of $25 in excess thereof.

The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a global note, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged for individual certificates, this Note may not be transferred except as a whole by The Depository Trust Company (the “Depositary”) to a nominee of such Depositary or by a nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interest of persons that have accounts with the Depositary (“Participants”)) and the records of Participants (with respect to interests of persons other than Participants). Beneficial interests in Notes owned by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. Except as provided below, owners of beneficial interests in this Note will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

Except in the limited circumstances set forth in the Base Indenture, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Notes in the form of Individual Securities and will not be considered Holders of Notes. None of the Company, the Trustee, the Registrar, the Paying Agent or any of their respective agents will be liable for any delay by the Depositary, its nominee or any direct or indirect Participant in identifying the beneficial owners of the related Notes. The Company, the Trustee, the Registrar, the Paying Agent and each of their respective agents may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

Except as provided in Section 2.14 of the Base Indenture, beneficial owners of Global Notes will not be entitled to receive physical delivery of Notes in the form of Individual Securities, and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Notes.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest. None of the Company, the Trustee, the Paying Agent and the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

The Trustee will act as the Company’s Paying Agent with respect to the Notes through its Corporate Trust Office presently located at 60 Livingston Avenue, St. Paul, Minnesota 55107. The Company may at any time rescind the designation of a Paying Agent, appoint a successor Paying Agent, or approve a change in the office through which any Paying Agent acts.

Notices to the Holders of registered Notes in the form of Individual Securities will be given to such Holders at their respective addresses in the Register, or in the case of Global Notes, electronic delivery in accordance with DTC’s applicable procedures. The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Notes with respect to the Indenture or for any remedy under the Indenture.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign the within Security, fill in the form below: I or we assign and transfer the within Security to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint the Trustee as agent to transfer this Security on the books of Fist Internet Bancorp. The agent may substitute another to act for it.

Your Signature:

(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $25,000,000. The following increases or decreases in the principal amount of this Global Note have been made:

Date	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee